Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors

General Electric Company:

We consent to the incorporation by reference in the registration statements on Form S-3 (Registration Nos. 33-50639, 33-39596, 33-39596-01, 33-29024, 333-59671, 333-120155, 333-72566, 333-130117 and 333-155580), on Form S-4 (Registration No. 333-107556), and on Form S-8 (Registration Nos. 333-01953, 333-42695, 333-74415, 333-83164, 333-98877, 333-94101, 333-65781, 333-88233, 333-117855, 333-99671, 333-102111, 333-142452, 333-155585 and 333-155587) of General Electric Company of our report dated February 6, 2009, with respect to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 2008 and 2007, and the related statements of earnings, changes in shareowners’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of General Electric Company.

Our report refers to a change in the method of accounting for fair value measurements and the adoption of the fair value option for certain financial assets and financial liabilities in 2008, a change in the methods of accounting for uncertainty in income taxes and for a change or projected change in the timing of cash flows relating to income taxes generated by leveraged lease transactions in 2007, and to a change in the methods of accounting for pension and other post retirement benefits and for share based compensation in 2006.

/s/ KPMG LLP
KPMG LLP Stamford, Connecticut February 17, 2009